SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                           WARNER-LAMBERT COMPANY
           (Exact name of registrant as specified in its charter)


        Delaware                                     22-1598912
 (State of incorporation)                      (I.R.S. employer identification
                                                               number)

               201 Tabor Road                                     07950-2693
          Morris Plains, New Jersey                               (Zip Code)
  (Address of principal executive offices)


     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class               Name of each exchange on which
          to be so registered               each class is to be registered

       Preferred Share Purchase Rights        New York Stock Exchange


     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None

                              (Title of Class)



        ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


        Warner-Lambert Company, a Delaware corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent") entered into an Amendment to the Rights Agreement dated as of February 6, 2000 (the "Amendment to Rights Agreement"), amending the Amended and Restated Rights Agreement, dated as of March 25, 1997, between the Company and the Rights Agent (the "Rights Agreement") in order to, among other things, amend Section 1(a) of the Rights Agreement to provide that neither Pfizer Inc., nor any of its Affiliates (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Merger Agreement (as defined in the Amendment to Rights Agreement) or the consummation of the transactions contemplated thereby.

        A copy of the Amendment to Rights Agreement is attached hereto as
Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.


        ITEM 2.   EXHIBITS

        1. Amendment to Rights Agreement, dated as of February 6, 2000, between Warner-Lambert Company and First Chicago Trust Company of New York, as Rights Agent.



                                 SIGNATURE


        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of:  February 18, 2000


                                    WARNER-LAMBERT COMPANY



                                    By:  /s/ Rae G. Paltiel
                                         --------------------------
                                    Name:  Rae G. Paltiel
                                    Title: Secretary



                             INDEX OF EXHIBITS


Exhibit No.           Description
-----------           -----------

1. Amendment to Rights Agreement, dated as of February 6, 2000, between Warner-Lambert Company and First Chicago Trust Company of New York, as Rights Agent.